Filed Pursuant to Rule 424(b)(3)

Registration No. 333-149471

March 24, 2008

PROSPECTUS

JOE’S JEANS INC.

5901 SOUTH EASTERN AVENUE

COMMERCE, CALIFORNIA 90040

COMMON STOCK

2,333,333 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDER

You should read this prospectus carefully before you invest in our common stock offered hereby.

This prospectus registers for resale up to 2,333,333 shares of our common stock which may be offered from time to time by the stockholder listed beginning on page 12 of this prospectus. We originally issued the shares of common stock in connection with a merger transaction approved by our security holders.  We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

Our common stock is traded on the Nasdaq Capital Market under the symbol “JOEZ.”

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 14 for more information about how a selling stockholder may sell its shares of common stock.  We will not be paying any underwriting discounts or commissions in this offering.

On February 28, 2008, the last reported sale price of the common stock on the Nasdaq Capital Market was $1.15 per share. See “Price Range of Common Stock.” You should obtain a current market price quotation before you buy any of the offered shares.

The securities offered by this prospectus involve a high degree of risk. Before you invest, you should carefully read this prospectus and any prospectus supplement, including the section entitled “Risk Factors” beginning on page 4 of this prospectus as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus or any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2008.

i

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies and any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

In this prospectus, when we to refer to Joe’s Jeans Inc. and its subsidiaries, we use the terms “Joe’s Jeans,” “we,” “our” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

ii

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes incorporated herein by reference to this prospectus.

Our Business

Overview

We began our operations in April 1987 as Innovo, Inc., or Innovo, a Texas corporation, to manufacture and domestically distribute cut and sewn canvas and nylon consumer products for the utility, craft, sports-licensed and advertising specialty markets.  In 1990, Innovo merged into Elorac Corporation, a Delaware corporation, and renamed itself Innovo Group Inc.  In October 2007, we renamed ourselves Joe’s Jeans Inc.  Initially, we produced craft and accessory products for the consumer marketplace.  Since that time, we evolved from producing craft and accessory products to designing and selling apparel products.  During this transition, we moved our operations from Tennessee to Los Angeles, California.

Our principal business activity has evolved into the design, development and worldwide marketing of our Joe’s® products, which include denim jeans, related casual wear and accessories.  Since Joe’s® was established in 2001, the brand is recognized in the premium denim industry, an industry term for denim jeans with price points of $120 or more, for its quality, fit and fashion-forward designs.  Because we focus on design, development and marketing, we rely on third parties to manufacture our apparel products and for distribution and product fulfillment services.  We sell our products to numerous retailers, which include major department stores, specialty stores, and distributors around the world.

In fiscal 2007, we continued to implement our transition plan to focus our operations on our Joe’s® brand.  Our transition plan included selling the assets or ceasing operations of our other branded and private label apparel products.  To enhance our ability to capitalize on the Joe’s® brand, on February 6, 2007, we entered into a merger agreement to merge with JD Holdings Inc., or JD Holdings, the successor in interest to JD Design LLC, or JD Design, the entity from whom we licensed the Joe’s® brand.  We also entered into our first license agreement for other product categories such as handbags, belts and small leather goods bearing the Joe’s® brand.  In October 2007, we completed the merger and acquired the Joe’s® brand.  In exchange for all of the rights for the Joe’s® brand, we issued 14,000,000 shares of our common stock, $300,000 in cash and entered into an employment agreement with Joe Dahan, the principal designer and sole stockholder of JD Holdings.  As part of the merger consideration, we are also obligated to pay Mr. Dahan a percentage of our gross profits until 2017 above $11,251,000.  In addition to owning approximately 24 percent of our total shares outstanding, after the merger, Mr. Dahan became an executive officer and a member of our Board of Directors.

As a result of implementing our transition plan, we reported income from operations for a full fiscal year for the first time since 2002.  Our strategic plan for 2008 includes entering into lease agreements to open retail stores, improving international sales, increasing sales from our men’s collection, evaluating licensing opportunities for other product categories and enhancing the quality, fit and products available in our collection beyond denim bottoms.  By expanding our product offerings and opening retail stores, these two initiatives will complement each other by giving us an avenue to showcase products other than denim bottoms while helping boost sales.  In January 2008, we entered into our first lease for retail space at Woodbury Common Premium Outlets® in Central Valley, New York.  The outlet center is approximately 50 miles outside of New York City.  We expect to open the store in the fall of 2008.  An outlet center will also allow us to test our ability to open retail stores plus give us an alternative distribution channel to sell our overstock or slow moving items at better profit margins; however, we may be able to enter into other retail leases that will allow us to open stores earlier than fall of 2008. To improve our international sales, we hired two consultants based in Europe to assist us in entering into agent and distribution agreements worldwide.  In addition, we have been focusing on designing an entire collection of products, including, denim and non-denim bottoms, tops, jackets and dresses.

We are incorporated under the laws of the State of Delaware.  Our corporate headquarters are located at 5901 South Eastern Avenue, Commerce, California, 90040. Our telephone number is (323) 837-3700. We also have an operational offices  in Los Angeles, California. Although we maintain a website at www.joesjeans.com, we do not intend that the information available through our website be incorporated into this prospectus. For additional information about us and our businesses, see “Where You Can Find More Information.”

The Offering

Issuer	Joe’s Jeans Inc.

Common stock offered by the selling stockholder	2,333,333

Common stock outstanding before and after the offering	59,750,204 (excludes 111,811 shares held as treasury shares, which are issued but not outstanding)

Use of Proceeds	We will not receive any proceeds from this offering.

Registration Rights

We have agreed to use commercially reasonable efforts to keep the registration statement, of which this prospectus forms a part, current, continuously effective and free from any material misstatement or omission until the earlier of:

• two years from the date on which this registration statement is declared effective;

• the date on which the investor may sell all registrable securities then held by the investor without restriction by the volume limitations of Rule 144(e) of the Securities Act; or

• such time as all registrable securities held by such investor have been sold pursuant to a registration statement.

Trading	Our common stock is traded on the Nasdaq Capital Market under the symbol “JOEZ.”

Risk Factors	See “Risk Factors” and the other information in this prospectus beginning on page 4 for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The outstanding share information is based on our shares outstanding as of February 28, 2008. This information excludes (i) 3,526,046 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price  $1.80 per share; (ii) an aggregate of 3,376,390 shares of common stock available for future issuance under our 2004 Stock Incentive Plan for employees, directors and consultants as of February 28, 2008; and (iii) 1,383,333 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.55 per share.

RISK FACTORS

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. We have described below all of the risks which we deem material to your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the SEC under the Securities Exchange Act of 1934, or Exchange Act, before you decide to purchase any shares of our common stock. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.

 Our focus on our Joe’s® brand may not be successful.

Our ongoing business model focuses on our Joe’s® brand.  We reported a profit in fiscal 2007 in part due to our decision to focus on our Joe’s® brand while continuing to reduce expenses.  We cannot assure you that our reliance on sales from only one brand will continue to result in profitability for us.  We cannot assure you that our Joe’s® brand will continue to meet our expectations in terms of sales, profits and acceptance in the marketplace by consumers and retailers.  Therefore, our business operations could be negatively impacted by a change in any one or all of these expectations and may have a material adverse impact on our financial condition and results of operations.

Our success will depend on our ability to implement our strategic plan which includes, increasing international and men’s sales, opening retail stores and expanding our product offerings.

Our ability to operate profitably depends on our ability to implement our strategic plan with success.  We expect to recognize growth for our Joe’s® brand through increasing our international sales and sales from our men’s product line, opening retail stores and diversifying our product offering.  Historically, we sold our Joe’s® products internationally through a master distribution agreement that we terminated in February 2007 after experiencing decreases in our international sales.  Shortly thereafter, we engaged consultants based in Europe to assist us in entering into agreements with distributors and sales agents in various countries.  For Japan, we entered into a separate three year distribution and licensing agreement to distribute existing products and develop and manufacture additional products specifically for the Japanese market.  We believe that by working directly with our distributors and agents abroad rather than through a third party, we will be able to exercise more control and guidance over their sales.  Further, we expect to benefit in sales and profitability over the long term from selling our products directly to the distributors or through agents rather than through a third party.

Our next two initiatives which are part of our strategic plan are expanding our product offering and opening retail stores.  These two initiatives complement each other because offering a full collection of items in a retail store will help boost sales while giving us an avenue to showcase products other than denim bottoms.  In January 2008, we entered into a lease for retail space at Woodbury Common Premium Outlets® in Central Valley, New York.  The outlet center is approximately 50 miles outside of New York City.  We expect to open the store in the fall of 2008.  An outlet center will also allow us to test our ability to open retail stores plus give us an alternative distribution channel to sell our overstock or slow-moving items at better profit margins.  However, opening retail outlets will require us to spend money on capital expenditures and leasehold improvements, which if not managed properly, could have a material adverse impact on our financial condition and results of operations.

While we believe that we are putting in place the mechanisms necessary to implement successfully these strategies, there can be no assurance that we will be able to achieve our level of expectations.  Further, there can be no assurance that our strategic initiatives will result in profitability for us in the short term or in the future.

In order to effectively manage growth, we are dependent on our financing arrangements and our cash flow from operations.

Our ability to fund our operations for 2007 was dependent on (i) utilizing our accounts receivable and inventory based agreements with CIT; (ii) utilizing the proceeds from our equity financing in December 2006 and

June 2007; (iii) maximizing our trade payables with our domestic and international suppliers; (iv) managing our inventory levels and operating expenses; and (v) increasing collection efforts on existing account receivables.

As of November 30, 2007, our cash availability with CIT was approximately $749,000 under our agreements.  This amount fluctuates on a daily basis based upon invoicing and collection related activity by CIT on our behalf.  Because our history of negative cash flows, CIT has the ability to terminate the agreements we have with them upon notice or require additional collateral to secure its advances.  If CIT elects to terminate, we could be forced to pay our liability with CIT and CIT may also elect to take possession of the pledged collateral, which includes raw materials through finished goods and receivables.  Although we have undertaken numerous measures to increase sales and cash flow, control inventory costs and operate more efficiently so that we may be able to fund our operations for fiscal 2008, we may continue to experience losses and negative cash flows.  We can give you no assurance that we will in fact continue to operate profitably in the future.

As a result of our completion of the merger with JD Holdings and the issuance of 14,000,000 shares of our common stock, our existing stockholders became diluted.  In addition, Mr. Dahan may be able to exert significant influence and control over us as a result of his percentage of stock ownership, position as an executive officer and membership on our Board of Directors.

As a result of the completion of the merger and the issuance of the 14,000,000 shares of our common stock, the equity interests of our existing stockholders were diluted.  This dilution may have caused or may continue to cause our existing stockholders to sell their shares which could contribute to a decline in the price of our common stock.  Furthermore, Mr. Dahan beneficially owns approximately 24 percent of our total shares outstanding and is our largest stockholder.  In addition, Mr. Dahan is an executive officer and a member of our Board of Directors.  As a result, he is in a position to exert significant influence and control over us as a result of his voting power, position as an executive officer and membership on our Board of Directors.  We are not aware of any intent by Mr. Dahan to influence or control our affairs as result of his percentage ownership of our common stock and his position as both an executive officer and member of our Board of Directors.

In order to implement our strategic plan, we will have to attract and retain talented personnel.  Further, our future success depends on our ability to retain our key employees, including our chief executive officer and creative director.

Our ability to implement our strategic plan will depend on our ability to attract and retain talented personnel.  To date, we have not had any difficulty in attracting or retaining personnel to fill open or new positions, however, in the future, we may need to expand our infrastructure to support any anticipated growth.  We may need to provide incentives, both short term and long term, to attract and retain personnel.  Incentives can range from bonuses, grants of options or restricted stock to perquisites unique to the industry.  All such incentives will result in an increase in certain expenses.  More particularly, growth, payment of incentives to personnel and expenditures to expand our infrastructure to support our growth will cause our selling, general and administrative expenses to increase if we cannot maintain or decrease our other expenses.  An increase in our selling, general and administrative expenses may cause us to be less profitable even if we are successful in implementing our strategic plan.  There can be no assurance that we will be able to maintain or decrease other expenses, therefore, a decrease in profit may have a material adverse impact on our financial condition and results of operations.

Our chief executive officer, Marc Crossman, has substantial experience and expertise in our business and has made significant contributions to our growth and success.  The unexpected loss of services of this individual could adversely affect us.  We are protected to a limited extent by a key man term life insurance policy that we maintain on our behalf for Mr. Crossman; however, there can be no assurance that his departure would trigger protection under this policy.  We do not have a written employment agreement with Mr. Crossman.  If he should leave us, his absence would likely have a substantial impact on our ability to operate on a daily basis because we would be forced to find and hire similarly experienced personnel to fill one or more of his positions and daily operations may suffer temporarily as a result of this immediate void.

Mr. Dahan is our only executive officer with a formal employment agreement.  Mr. Dahan’s departure could materially adversely affect our operations because his experience, design capabilities, and name recognition in the apparel industry is important to our business and we rely heavily on Mr. Dahan’s capabilities to design, direct and produce product for the Joe’s brand.  However, the loss of Mr. Dahan would not have any effect on our ownership of the brand.  While we believe that we would be able to find a suitable replacement to design, direct and produce product for the Joe’s® brand, we do not know the effect a new or different designer would have on the products and consumer’s response to those new products.  Therefore, loss of Mr. Dahan’s services could have an impact on our ability to operate on a daily basis and daily operations may suffer temporarily as well.  We also maintain a key man term life insurance policy on our behalf for Mr. Dahan; however, there can be no assurance that his departure would trigger protection under this policy.

We outsource certain of our business operations and are dependent on third parties to perform these services for us.

In connection with our operations, we outsource certain services and are dependent on third parties for the manufacture and product fulfillment of our apparel products.  The inability of one or more of these service providers to manufacture, ship or fulfill our customer purchase orders in a timely manner or to meet our quality standards could cause us to miss the delivery dates for our customers for those items.  As a result, our customers may decide to cancel orders, refuse to accept delivery of the products or cause us to provide discounts or allowances.  Any of these events could have a material adverse effect on our financial condition and results of operations.

We are dependent on our relationships with our vendors.

We purchase our raw materials, including fabric, yarns, threads and trims, such as zippers, buttons, and tags from a variety of vendors.  While we are not reliant exclusively on one or more particular vendor for the supply of the raw materials or component parts required to meet our manufacturing needs, we depend on our relationships and these vendors to ensure our supply of these raw materials or component parts.  Any problems or disputes with these vendors could result in us having to source these raw materials or component parts from another vendor, which could delay production, and in turn have a material adverse effect on our financial condition and results of operations.

Our common stock price is volatile and may decrease.

The trading price and volume of our common stock has historically been subject to fluctuations in response to factors such as the following, some of which are beyond our control:

•      annual and quarterly variations in actual or anticipated operating results,

•      operating results that vary from the expectations of securities analyst and investors,

•      changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors,

•      changes in market valuations of other denim apparel companies,

•      announcements of new product lines by us or our competitors, announcements by us or our competitors of significant contracts, acquisitions or dispositions of assets, strategic partnerships, joint ventures or capital commitments,

•      additions or departures of key personnel or members of our board of directors, and

•      general conditions in the apparel industry.

In the 52 week period prior to February 28, 2008, the closing price of our common stock has ranged from $0.60 to $2.45.  In addition, stock markets generally have experienced price and volume trading volatility in recent years.  This volatility has had an effect on the market prices of securities of many companies for reasons unrelated to the operating performance of the specific companies.  These broad market fluctuations may negatively affect the market price of our common stock.

Our directors and management beneficially own a large percentage of our common stock.

Our executive officers and directors beneficially own approximately 33 percent of our common stock, including options exercisable within 60 days of February 28, 2008, in the aggregate.  More specifically, Joe Dahan beneficially owns approximately 24 percent of our common stock and the Chairman of our Board, Sam Furrow, beneficially owns approximately five percent of our common stock.  Because of this level of stock ownership, in the aggregate, certain persons may be in a position to directly or indirectly control our affairs.

Our bylaws also limit the ability of stockholders to call a special meeting of stockholders.  These bylaw provisions could have the effect of discouraging a takeover of us, and therefore may adversely affect the market price and liquidity of our securities.  We are also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control.  The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of our securities.

The seasonal nature of our business makes management more difficult, severely reduces cash flow and liquidity during parts of the year and could force us to curtail our operations.

Our business is seasonal.  The majority of our marketing and sales activities take place from late fall to early spring.  Historically, our greatest volume of shipments and sales have occurred from late spring through the summer, which coincides with our second and third fiscal quarters.  This requires us to build-up inventories during our first and second fiscal quarters when our cash flow is weakest.  Historically speaking, our cash flow is strongest in the third and fourth fiscal quarters.  Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year.  We are likely to experience periods of negative cash flow throughout each year, including, a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available.  We cannot assure you that the effects of such seasonality will diminish in the future.  For fiscal 2007, we funded our liquidity needs to build inventory through cash from operations, cash availability under our financing agreements with CIT and two private placements.

In fiscal 2007, as a result of changing our third party manufacturer in Mexico, we acquired additional inventories, from raw materials to work-in-progress, than we had in previous years.  As a result, our inventory levels increased by $14,536,000 from fiscal 2006 to fiscal 2007.  This increase in inventory impacted our liquidity and availability of cash to be used for other purposes.  We have put in place a plan to decrease our inventory levels which includes utilizing existing fabric for future production during 2008.  We expect this strategy will help reduce cash needed for raw material purchases for fiscal 2008 compared to fiscal 2007.

We face risks associated with constantly changing fashion trends, including consumer’s response to our Joe’s® brand.

Our success will depend on our ability to anticipate, gauge and respond to changing consumer demand and fashion trends in a timely manner.  Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect the acceptance of our products and leave us with a substantial amount of unsold inventory or missed opportunities in the marketplace.  If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may negatively affect our ability to achieve profitability.  At the same time, a focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and may cause us to lose sales.

We attempt to minimize our risk associated with delivering items through early order commitments by retailers.  We must generally place production orders with manufacturers before we have received all of a season’s orders and orders may be cancelled by retailers before shipment.  Therefore, if we fail to anticipate accurately and respond to consumer preferences, we could experience lower sales, excess inventories or lower profit margins, any of which could have a material adverse effect on our results of operations and financial condition.

Our business could be negatively impacted by a change in consumer demand for denim in the marketplace.

Denim, including premium denim, an industry term for denim jeans with a typical retail price of $120 or more, has been increasingly popular and growing in sales over the past few years as a consumer discretionary purchase both domestically and internationally.  However, because consumer demands and fashion trends are subject to cyclical variations as well as the fact that the general economy and future economic prospects can often affect consumer spending habits, a change in any one of the following:

•                  consumer demand,

•                  consumer purchases of discretionary items,

•                  the economy in general, or

•                  fashion trends,

any of which may result in lower sales, excess inventories or lower profit margins for our Joe’s® products, any of which could have a material adverse effect on our results operations and financial condition.

A portion of our net sales and gross profit is derived from a small number of large customers.

Our 10 largest customers and customer groups accounted for approximately 61 percent of our net sales during fiscal 2007.  We do not enter into any type of long-term agreements or firm commitment orders with any of our customers.  Instead, we enter into a number of individual purchase order commitments with our customers.  A decision by the controlling owner of a group of stores or any other significant customer, including our limited number of private label customers, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from us, or to change their manner of doing business with us, could have a material adverse effect on our financial condition and results of operations if we are unable to find an alternative customer for our products in a timely manner.

Our business could be negatively impacted by the financial health of our retail customers.

We sell our product primarily to retail and distribution companies around the world based on pre-qualified payment terms.  Financial difficulties of a customer could cause us to curtail business with that customer, in addition to the customer’s decision to decrease the level of its orders, to cancel orders previously placed in advance of shipment dates or to cease carrying our products.  We may also assume more credit risk relating to that customer’s receivables.  We are dependent primarily on lines of credit that we establish from time to time with customers, and should a substantial number of customers become unable to pay to us their respective debts as they become due, we may be unable to collect some or all of the monies owed by those customers.

In recent years, the retail industry has experienced consolidation or other ownership changes that have resulted in one entity controlling several different stores.  This consolidation can result in fewer customers for our products or the closing of some stores or the number of “doors” which carry our products.  As a result, the potential for consolidation or ownership changes, closing of retail outlets and fewer customers could negatively impact sales of our products and have a material adverse effect on our financial condition and results of operations.

Our business could suffer as a result of a manufacturer’s inability to produce our goods on time and to our specifications or if we need to replace manufacturers.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products.  We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer.  The inability of a certain manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations.  Because of the seasonality of our business, and the apparel and fashion business in particular, the dates on which customers need and require shipments of products from us are critical, as styles and consumer tastes change so rapidly in the apparel and fashion business, particularly from one season to the next.  Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

We compete with other companies for the production capacity of our manufacturers.  Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity.  If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity.  We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us or similar to existing terms which we have with our manufacturers, either from a production standpoint or a financial standpoint.

If an independent manufacturer of ours fails to use acceptable labor practices, our business could suffer.

While we require our independent manufacturers to operate in compliance with applicable laws and regulations, we have no control over the ultimate actions of our independent manufacturers.  Despite our lack of control, we have internal and vendor operating guidelines to promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers.  We also use the services of a third party independent labor consulting service to conduct on site audits as required by state labor laws to help minimize our risk and exposure to unacceptable labor practice violations.  The violation of labor or other laws by one of our independent manufacturers or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical in the United States, could interrupt or otherwise disrupt the shipment of finished products to us or damage our reputation.  Any of these, in turn, could have a material adverse effect on our financial condition and results of operations.  In particular, the laws governing garment manufacturers in the State of California impose joint liability upon us and our independent manufacturers for the labor practices of those independent manufacturers.  As a result, should one of our independent manufacturers be found in violation of state labor laws, we could suffer financial or other unforeseen consequences.

Our trademark and other intellectual property rights may not be adequately protected outside the United States and some of our products are targets of counterfeiting.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position.  We may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks as we expand our product offerings and expand the number of countries where we sell our products.  We cannot ensure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of their trademarks and proprietary rights.  Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

Our Joe’s® products are sometimes the target of counterfeiters.  As a result, there are often products that are imitations or “knock-offs” of our Joe’s® products that can be found in the marketplace or consumers can find products that are confusingly similar to ours.  We intend to continue to vigorously defend our trademarks and products bearing our trademarks, however, we cannot assure you that our efforts will be adequate to prosecute and block all sales of infringing products from the marketplace.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is subject to risks associated with international operations. Some of these risks include:

•                  the burdens of complying with a variety of foreign laws and regulations,

•                  unexpected changes in regulatory requirements, and

•                  new tariffs or other barriers to some international markets.

We are also subject to general political and economic risks associated with conducting international business, including:

•                  political instability,

•                  changes in diplomatic and trade relationships, and

•                  general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the United States, Mexico, the European Union, Canada, China, Japan, India, South Korea or other countries upon the import or export of our products in the future, or what effect any of these actions would have on our business, financial condition or results of operations.  Changes in regulatory or geopolitical policies and other factors may adversely affect our business in the future or may require us to modify our current business practices.

We face intense competition in the denim industry.

We face a variety of competitive challenges from other domestic and foreign fashion-oriented apparel producers, some of whom may be significantly larger and more diversified and have greater financial and marketing resources than we have.  We do not currently hold a dominant competitive position in any market.  We compete with other denim manufacturers such as Seven for All Mankind, Citizens of Humanity and Rock & Republic, and other larger competitors primarily on the basis of:

•                  anticipating and responding to changing consumer demands in a timely manner,

•                  maintaining favorable brand recognition,

•                  developing innovative, high-quality products in sizes, colors and styles that appeal to consumers,

•                  appropriately pricing products,

•                  providing strong and effective marketing support,

•                  creating an acceptable value proposition for retail customers,

•                  ensuring product availability and optimizing supply chain efficiencies with manufacturers and retailers, and

•                  obtaining sufficient retail floor space and effective presentation of our products at retail.

Furthermore, some of our competitors are privately held corporations and may have resources available to them that we, as a public company, do not have.  Therefore, it may be difficult for us to effectively gauge consumer response to our products and how our products are competing with these and other competitors in the marketplace.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder.

DIVIDEND POLICY

We have never declared or paid a dividend on our common stock. We intend to retain earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, which will review this dividend policy from time to time.

SELLING STOCKHOLDER

The table below sets forth information regarding ownership of our common stock by the selling stockholder and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying the warrants or options held by such person that are currently exercisable or exercisable within 60 days of February 28, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of February 28, 2008, 59,750,204 shares of our common stock were outstanding.

	Shares Beneficially Owned Prior to the Offering			Number of Shares to be	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares		Percent of Class	Sold in the Offering	Number of Shares	Percent of Class

Joseph M. Dahan(1)	14,418,708	(2)	24.13%	2,333,333	12,085,375	20.23%

TOTAL for Selling Stockholders:				2,333,333

* Represents less than 1%

(1)

In addition to his ownership of approximately 24 percent of our total shares outstanding, since October 25, 2007, Mr. Dahan has served as a member of our board of directors and one of our executive officers in the position of Creative Director.  Prior to that, Mr. Dahan was an employee and president of our Joe’s Jeans subsidiary since February 2001.

(2)

The shares registered hereunder include (i) 14,218,708 shares held for the personal account of Mr. Dahan; and (ii) 200,000 shares issuable upon exercise of a currently exercisable employee stock option. This information is based upon a Schedule 13D filed with the SEC on November 8, 2007.

On October 25, 2007, Mr. Dahan acquired 14,000,000 shares of our commons stock pursuant to that certain Agreement and Plan of Merger, dated February 6, 2007, by and between us, our Joe’s Jeans subsidiary, JD Holdings, Inc., or JD Holdings and Mr. Dahan, as amended, or the Merger Agreement.

Pursuant to the Merger Agreement, our Joe’s Jeans subsidiary merged with and into JD Holdings, with Joe’s Jeans subsidiary as the surviving entity and our wholly owned subsidiary, or the Merger.  At the time, Mr. Dahan was the sole shareholder of JD Holdings.  In connection with the Merger, we issued 14,000,000 shares of our common stock and made a cash payment of $300,000 to Mr. Dahan in exchange for all of the outstanding shares of JD Holdings.

Upon the closing of the Merger, we also entered into an investor rights agreement with Mr. Dahan pursuant to which we agreed to register for resale, on a periodic basis at the request of Mr. Dahan, the shares eligible for resale issued in connection with the Merger. The shares issued as Merger consideration become eligible for resale beginning on the six month anniversary of the closing date of the Merger at an initial rate of one-sixth of the shares issued and every six months thereafter at the same rate until all the shares are fully released on the third anniversary of the closing date. We agreed to bear all expenses associated with registering these shares for resale and have granted to Mr. Dahan certain piggyback rights with respect to future registration statements filed by us.

Mr. Dahan may make, or cause to be made, further acquisitions of shares from time to time and may dispose of, or cause to be disposed of, subject to the terms of the Investor Rights Agreement, any or all of the shares held by him at any time. Mr. Dahan intends to evaluate on an ongoing basis the investment in us and his options with respect to such investment.

The information set forth herein is qualified in its entirety by reference to the following documents:  (i) Agreement and Plan of Merger, dated February 6, 2007, by and between us, our Joe’s Jeans subsidiary, JD Holdings and Mr. Dahan, as amended, and (ii) Investor Rights Agreement dated October 25, 2007, by and between us and Mr. Dahan.

We are registering 2,333,333 shares of common stock as described above in order to permit the selling stockholder to offer the common stock for resale from time to time. We are obligated to maintain the effectiveness of the registration statement of which this prospectus forms a part until at least two years from the effective date.  In addition, we have an obligation to continue to register certain of Mr. Dahan’s shares for resale under the terms of the Investor Rights Agreement.

Except as otherwise disclosed above, the selling stockholder has not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates.  Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by him from time to time or at any time, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering.

The preceding table has been prepared based upon the information furnished to us by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder. The selling stockholder is the person named on page 12 and also includes any donnee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or limited liability company or corporate distribution, assignment or other non-sale related transfer.

                We will not receive any of the proceeds from the sale of the shares by the selling stockholder.  The selling stockholder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholder may offer their shares for sale in one or more of the following transactions:

•	on the Nasdaq Stock Market;

•

through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation at the time of sale;

•	in the over-the-counter market; and

•	in privately negotiated transactions.

The transactions in the shares may be effected by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

•	block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

•	negotiated transactions between the selling stockholder and purchasers without a broker or dealer.

                The selling stockholder may sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, the underwriters, broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the selling stockholder and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). We have not been advised of any selling arrangement at the date of this prospectus between the selling stockholder and any underwriter, broker-dealer or agent.

                In connection with the distribution of the shares, certain of the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of the shares to the broker-dealer. The selling stockholder may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

                The selling stockholder and any dealer acting in connection with the offering or any broker executing a sell order on behalf of the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 100,000,000 shares of common stock, $0.10 par value per share. As of February 28, 2008, there were 59,750,204 shares of common stock issued and outstanding.

Holders of the common stock are entitled to one vote for each share held of record in each matter properly submitted to such holders for a vote. Subject to the rights of the holders of any other outstanding series of stock our board of directors may designate from time to time, holders of common stock are entitled to receive their pro rata share of (i) any dividends that may be declared by the board of directors out of assets legally available therefor, and (ii) any excess assets available upon the liquidation, dissolution or winding up of our company. Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock. Any shares of common stock sold under this document will be fully paid and non-assessable upon issuance against full payment of the purchase price for such shares.

Our board of directors may issue the additional shares of common stock, up to the authorized 100,000,000 shares, without soliciting additional stockholder approval. The existence of authorized but unissued shares of the common stock could tend to discourage or render more difficult the completion of a hostile merger, tender offer or proxy contest. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in the best interest of the company and its stockholders, the ability to issue additional shares of stock without further stockholder approval could have the effect of rendering more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of February 28, 2008, we did not have any shares of preferred stock outstanding.

Certain Provisions Relating to Share Acquisitions

Section 203 of the Delaware General Corporation Law generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15 percent of a corporation’s voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85 percent of the corporation’s voting stock in the same transaction in which it exceeds 15 percent, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. We have made no such election and are therefore governed by Section 203. Such anti-takeover provision may have an adverse effect on the market for our securities.

Transfer Agent and Registrar for our Common Stock

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company located at
17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by our general counsel, Dustin A. Huffine, Esq.  Mr. Huffine beneficially owns options to purchase 100,000 shares (including shares exercisable within 60 days of the date of this prospectus) of our common stock and 27,000 units of restricted common stock pursuant to our 2004 Stock Incentive Plan.

EXPERTS

The consolidated financial statements of Joe’s Jeans Inc. appearing in Joe’s Jeans Inc.’s Annual Report (Form 10-K) for the year ended November 30, 2007 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. We also make such documents that we file with the SEC available on our website at http://www.innovogroup.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC. However, we do not intend that the information available through our website be incorporated into this prospectus.

We have filed a registration statement on Form S-3 with the SEC to register the offering of the shares of common stock offered pursuant to this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC’s website as described above.

This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the documents listed below:

1.	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, filed with the SEC on February 28, 2008;

2.	Our Quarterly Report on Form 10-Q for the three months ended February 24, 2007 filed with the SEC on April 10, 2007;

3.	Our Quarterly Report on Form 10-Q for the three months ended May 26, 2007 filed with the SEC on July 10, 2007;

4.	Our Quarterly Report on Form 10-Q for the three months ended August 25, 2007 filed with the SEC on October 9, 2007;

5.	Our Definitive Merger Proxy Statement on Schedule 14A filed with the SEC on September 5, 2007;

6.	Our Current Report on Form 8-K/A filed with the SEC on January 10, 2008;

7.	Our Current Report on Form 8-K filed with the SEC on December 21, 2007;

8.	Our Current Report on Form 8-K filed with the SEC on October 31, 2007;

9.	Our Current Report on Form 8-K filed with the SEC on October 30, 2007;

10.	Our Current Report on Form 8-K filed with the SEC on October 17, 2007;

11.	Our Current Report on Form 8-K filed with the SEC on October 15, 2007;

12.	Our Current Report on Form 8-K filed with the SEC on August 27, 2007;

13.	Our Current Report on Form 8-K filed with the SEC on July 24, 2007;

14.	Our Current Report on Form 8-K filed with the SEC on July 9, 2007;

15.	Our Current Report on Form 8-K filed with the SEC on July 3, 2007;

16.	Our Current Report on Form 8-K filed with the SEC on June 26, 2007;

17.	Our Current Report on Form 8-K filed with the SEC on May 25, 2007;

18.	Our Current Report on Form 8-K filed with the SEC on May 3, 2007;

19.	Our Current Report on Form 8-K filed with the SEC on April 19, 2007;

20.	Our Current Report on Form 8-K/A filed with the SEC on March 14, 2007;

21.	Our Current Report on Form 8-K filed with the SEC on February 12, 2007;

22.	Our Current Report on Form 8-K filed with the SEC on February 7, 2007;

23.	Our Current Report on Form 8-K filed with the SEC on February 1, 2007;

24.	Our Current Report on Form 8-K/A filed with the SEC on January 16, 2007;

25.	Our Current Report on Form 8-K filed with the SEC on January 3, 2007;

26.	Our Current Report on Form 8-K filed with the SEC on December 26, 2006;

27.	Our Current Report on Form 8-K filed with the SEC on December 8, 2006; and

28.

Our description of common stock that is referenced in our registration statement on Form 8-A, File No. 000-18926, filed with the SEC on December 6, 1990 (which incorporates by reference the description of Common Stock that is contained in our Post Effective Amendment No. 6 to Form S-18, File No. 33-25912, filed with the SEC on November 29, 1990), including all amendments or reports filed for the purpose of updating such description.

All documents filed (File No. 0-18926) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date they are filed. However, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus, at no cost, by writing to or calling Lori Nembirkow, Secretary, Joe’s Jeans Inc., 5901 South Eastern Avenue, Commerce, California 90040, telephone (323) 837-3700.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” These forward-looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters. Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus and the documents incorporated by reference in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should carefully review and consider all information, including the information included in the section of this prospectus entitled “Risk Factors” as well as information included in our most recent annual report on Form 10-K including, without limitation, under captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the financial statements and the notes to the financial statements and related disclosures incorporated by reference in this prospectus before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Amended and Restated Certificate of Incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to the company and its stockholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities for environmental laws.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CAUTIONARY STATEMENTS

No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with this offering of common stock and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the common stock to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

2,333,333 SHARES

JOE’S JEANS INC.

COMMON STOCK

PROSPECTUS

March 24, 2008